EXPERIAN
STANDARD TERMS AND CONDITIONS

This Standard Terms and Conditions ("Agreement") is made on the Effective Date set forth below between Experian Information Solutions, Inc. and Experian Marketing Solutions, Inc. (collectively, "Experian") and the Client Indicated below at the signature line ("Client"). All references herein to this Agreement. unless otherwise specified, shall include the schedules and exhibits to this Agreement.
1.    Agreement. This agreement contains the standard terms and conditions for Experian's provision of products and services (collectively, the "Services") to the Client. The terms of this agreement shall be supplemented by individual schedules containing additional terms and conditions applicable to specific Services (each a "Schedule").
2.    Term. The term of this agreement shall begin upon the Effective Date set forth below and shall continue in effect until the termination or expiration of all Schedules issued pursuant to this Agreement.
3.Client Orders. Client shall provide Experian with such information as necessary to provide the Services, which shall include at Experian's request job specifications or criteria reasonably necessary to perform the Services ("Client Order"). The terms of this Agreement shall be superior to, and supersede, any conflicting or inconsistent terms contained in any Client Order or other Client provided documents. If Client changes or cancels a Client Order, or any portion thereof, after Experian has commenced work, Client agrees to pay Experian for its costs incurred for such work in process. If the Services are substantially completed at the time of such change or cancellation, Client agrees to pay Experian the full price for such Services.
4.Fees and Payment. Client will pay Experian for the Services in the amounts agreed upon and set forth in the applicable Schedule or other mutually agreed pricing document. Unless otherwise provided in an applicable pricing document, Experian shall have the right to revise or amend the pricing by providing thirty (30) days prior written notice to Client before such revision or amendment becomes effective Experian's invoices will be deemed to be correct and acceptable to Client unless Client advises Experian of disputed items within ten (10) days of their receipt. Payments shall be made to Experian within thirty (30) days of invoice date If Client fails to pay any invoice in accordance with the foregoing terms, Client shall also pay interest on the unpaid amount at the lesser of one and one-half percent (1.5%) per month or the maximum amount allowed by law. The prices and rates for the Services do not include either shipping costs or applicable federal, state, local, or foreign sales or use taxes and Client will pay or reimburse Experian for such shipping costs and taxes.
5.Confidential Treatment. Under no circumstances will Client resell or otherwise disclose to any other person, other than employees or agents whose duties reasonably relate to the lawful business purpose for which the Services were obtained, any of the Services or data that Experian delivers to Client. Both parties hereby acknowledge that the Services and/or data provided by either party to the other may include personal information pertaining to individual consumers, and requires that the parties treat such information responsibly and take reasonable steps to maintain appropriate confidentiality and to prevent unlawful dissemination or misuse by its employees, officers, agents or any other person with access to such Information. The Services and data shall only be used as expressly authorized in this Agreement or in any Schedule.
6.Compliance with Laws. Experian shall comply with all federal, state and local laws, rules, regulations and decisions applicable to Experian's provision of Experian data and the Services pursuant to this Agreement. Client shall comply with all federal, state and local laws, rules regulations and decisions applicable to Client's collection and provision to Experian of the Client data and Client's use of the Experian data and Services provided pursuant to this Agreement. Experian reserves the right to revise the terms, or conditions or pricing under this Agreement, any Schedule and/or the Services (including without limitation the right to withdraw or restrict affected data) to meet any requirement imposed by federal, state, or local law, rule or regulation, or to address matters concerning privacy and confidentiality, upon reasonable notice to Client.
A. Gramm-Leach-Bliley Act. Client shall implement and maintain a comprehensive information security program written in one or more readily accessible parts and that contains administrative, technical, and physical safeguards that are appropriate to Client's size and complexity, the nature and scope of its activities, and the sensitivity of the information provided to Client by Experian. Such safeguards shall include the elements set forth in 16 C.F.R. § 314.4 and shall be reasonably designed to (i) insure the security and confidentiality of the information provided by Experian, (ii) protect against any anticipated threats or hazards to the security or integrity of such information, and (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any consumer. Client shall provide its security program to Experian upon request and shall adopt any safeguard that Experian may reasonably request.
7.Data and Intellectual Property Ownership. Client acknowledges that Experian has expended substantial time, effort and funds to create and deliver the Services and compile its various databases. All data in Experian's databases and any other intellectual property that are part of the Services are and will continue to be Experian's exclusive property. Nothing contained in this Agreement or in any Schedule shall be deemed to convey to Client or to any other party any ownership interest in or to intellectual property or data provided in connection with the Services.
8.Domestic Access and Use of Services. Client shall not access, transfer, or use the Services outside the United States or its territories. Any direct or indirect access to, transfer, or use of the Services outside the United States or its territories shall require the prior written approval of Experian.
9.Termination for Cause. If either party is in material breach of this Agreement or any Schedule, the non-breaching party may terminate the individual Schedule or this Agreement, as applicable, provided such breach is not cured within thirty (30) days following written notice of such breach, unless such breach is the failure to pay for the Services under the terms of this Agreement, in such case Client shall have ten (10) days to cure such breach following notice. Notwithstanding the foregoing, this Agreement or any Schedule may be terminated by Experian immediately upon written notice to Client if in Experian's reasonable good faith judgement any Services and/or data provided to Client are being used or disclosed contrary to this Agreement or any Schedule. In the event that this Agreement or a Schedule is terminated as a result of a breach, the non-breaching party shall, in addition to its rights of termination, be entitled to pursue all other remedies against the breaching party. Termination of this Agreement or any Schedule shall not relieve Client of its obligation to pay for any Services performed or provided by Experian under this Agreement or any Schedule.
10.Warranty and Disclaimer. Experian warrants to Client that Experian will use commercially reasonable efforts to deliver the Services in a timely manner. Because the Services involve conveying information provided to Experian by other sources, Experian cannot and will not, for the fee charged for the Services, be an insurer or guarantor of the accuracy or reliability of the Services or the data contained in its various databases. THE WARRANTY IN THE FIRST SENTENCE OF THIS PARAGRAPH IS THE ONLY WARRANTY EXPERIAN HAS GIVEN CLIENT WITH RESPECT TO THE SERVICES. EXPERIAN MAKES NO REPRESENTATION OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES, ANY EXPERIAN DATA, OR ANY OTHER MATERIALS (TANGIBLE OR INTANGIBLE) SUPPLIED BY EXPERIAN HEREUNDER, AND EXPERIAN HEREBY EXPRESSLY    DISCLAIMS ANY    EXPRESS OR IMPLIED WARRANTIES WITH RESPECT THERETO, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES AS TO THE ACCURACY, COMPLETENESS OR CURRENTNESS OF ANY DATA OR ANY IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.
11.Limitation of Liability. Client acknowledges that Experian maintains several databases updated on a periodic basis, and that Experian does not undertake a separate investigation for each inquiry or request for Services made by Client. Client also acknowledges that the prices Experian charges for the Services are based upon Experian's expectation that the risk of any loss or injury that may be incurred by use of the Services will be borne by Client and not Experian. Client therefore agrees that it is responsible for determining that the Services are in accordance with Experian's obligations under this Agreement. If Client reasonably determines that the Services do not meet Experian's obligations under this Agreement, Client shall so notify Experian in writing within ten days after receipt of the Services in question. Client's failure to so notify Experian shall mean that Client accepts the Services as is. If Client so notifies Experian within ten days after receipt of the Services, then, unless Experian reasonably disputes Client's claim, Experian shall, at its option, either reperform the Services in question or issue Client a credit for the amount Client paid to Experian for the nonconforming Services. EXPERIAN'S REPERFORMANCE OF THE SERVICES OR THE REFUND OF ANY FEES CLIENT HAS PAID FOR SUCH SERVICES SHALL CONSTITUTE CLIENT'S SOLE REMEDY AND EXPERIAN'S MAXIMUM LIABILITY UNDER THIS AGREEMENT. IF NOTWITHSTANDING THE ABOVE, LIABILITY IS IMPOSED ON EXPERIAN, THEN CLIENT AGREES THAT EXPERIAN'S TOTAL LIABILITY FOR ANY OR ALL OF CLIENT'S LOSSES OR INJURIES FROM EXPERIAN'S ACTS OR OMISSIONS UNDER THIS AGREEMENT, REGARDLESS OF THE NATURE OF THE LEGAL OR EQUITABLE RIGHT CLAIMED TO HAVE BEEN VIOLATED, SHALL NOT EXCEED THE AMOUNT PAID BY CLIENT TO EXPERIAN UNDER THIS AGREEMENT FOR THE PARTICULAR SERVICES WHICH ARE THE SUBJECT OF THE ALLEGED BREACH DURING THE SIX MONTH PERIOD PRECEDING THE ALLEGED BREACH BY EXPERIAN. CLIENT COVENANTS THAT IT WILL NOT SUE EXPERIAN FOR ANY AMOUNT GREATER THAN SUCH AMOUNT.
NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES {INCLUDING BUT NOT LIMITED TO DAMAGES TO BUSINESS REPUTATION, LOST BUSINESS, OR LOST PROFITS), WHETHER FORESEEABLE OR NOT ANO HOWEVER CAUSED, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY THAT SUCH DAMAGES MIGHT ARISE.
12.Waiver. Either party may waive compliance by the other party with any covenants or conditions contained in this Agreement or any Schedule, but only by written instrument signed by the party waiving such compliance. No such waiver, however, shall be deemed to waive any other circumstance or any other covenant or condition not expressly named in the written waiver.
13.Audit. Experian will have the right lo audit Client's and any of its agent's use of the Services to assure compliance with the terms of this Agreement Client will be responsible for assuring full cooperation with Experian in connection with such audits and will provide Experian or obtain for Experian access to such properties, records and personnel as Experian may reasonably require for such purpose.
14.Successors and Assigns. This Agreement will be binding upon and will Inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assignees. This Agreement may not be assigned, transferred, shared or divided in whole or in part by Client without Experian's prior written consent.
15.Excusable Delays. Neither party shall be liable for any delay or failure in its performance under this Agreement {except for the payment of money) if and to the extent which such delay or failure is caused by events beyond the reasonable control of the party including, without limitation, acts of God, public enemies, or terrorists, labor disputes. equipment malfunctions, material or component shortages, supplier failures, embargoes, rationing, acts of local, stale or national governments or public agencies, utility or communication failures or delays, fire, earthquakes, flood, epidemics, riots and strikes. If a party becomes aware that such an event is likely to delay or prevent punctual performance of its own obligations, the party will promptly notify the other party and use its best effort to avoid or remove such causes of nonperformance and lo complete delayed job whenever such causes are removed.
16.Choice of Law. This Agreement is governed by and construed in accordance with the internal substantive laws of the State of California. Any dispute under this Agreement shall be brought in the federal or state courts in Orange County, California.
17.Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed delivered at the lime of receipt if delivered by hand or communicated by electronic transmission. or, if mailed, three {3) days after mailing by first class mail with postage prepaid. Notices to Experian and Client shall be addressed to the addresses provided below each party's signature, or to such other address as either party shall designate in writing to the other from time to time.
18.Complete Agreement. This Agreement, as supplemented by any Schedules, sets forth the entire understanding of Client and Experian with respect to the subject matter hereof and supersedes all prior letters of intent, agreements, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any officer employee, or representative of either party relating thereto.
19.Amendments. This Agreement may only be amended in writing signed by authorized representatives of both parties.
20.Survival. The provisions of Sections 4, 5, 6, 7, 10, 11, 13, and 17, in addition to any other provisions of this Agreement or any Schedule that would normally survive termination, shall survive termination of this Agreement for any reason.
21.Authority to Sign. Each party represents that {i) the person signing this Agreement or any Schedule has all right. power and authority to sign this Agreement or any Schedule on behalf of such party; and {ii) such party has full power and authority and all necessary authorizations to comply with the terms of this Agreement and to perform such party's obligations under this Agreement.

IN WITNESS WHEREOF, Client and Experian sign and deliver this Agreement as of the Effective Date set forth below.

Experian Information Solutions, Inc.		Elevate Credit Service, LLC

By:	/s/ Peter Henke	By:	/s/ Jason Harvison

Name:	Peter Henke	Name:	Jason Harvison

Title:	Director of Membership	Title:	Chief Product Officer

Effective Date: 4-1-14

Address for notice: Experian Information Solutions, Inc., 475 Anton Boulevard, Costa Mesa, CA 92626, Attn: General Counsel

EXPERIAN
CONSUMER SERVICES SCHEDULE
This Consumer Services Schedule ("Schedule") supplements the Experian Standard Terms and Conditions, dated April 1, 2014 ("Agreement"), currently in place between Experian and Client.

1.    Application. For the purposes of this Schedule, the term "Services shall mean Experian's provision of services to Client which includes the supply or consumer credit information, account review services, identification information, generic scoring services, and other data services from information stored in one of Experian's consumer databases. Experian will provide the Services to Client for the fees set forth in the attached Pricing Exhibit.
2.Term. Unless a term is specified in the applicable pricing document signed by both parties, this Schedule shall commence on the Schedule Effective Date and continue in force without any fixed date of termination, but Client or Experian may terminate this Schedule upon thirty (30) days prior written notice to the other party.
3.FCRA Use. Client will request and use the Services strictly in accordance with the federal Fair Credit Reporting Act, 15 U.S.C. 1681 'et. seq., as amended (the "FCRA"). Without limiting the foregoing, Client certifies that Client will request and use the Services solely in connection with (i) a single credit transaction with a consumer, or, if applicable, for another "permissible purpose" as defined by the FCRA; and (ii) transactions involving the consumer as to whom such information is sought and will not request or use such Services for purposes prohibited by law. Client further certifies that it will comply with all requirements or the FCRA applicable to it. If Client has purchased a consumer report from Experian in connection with a consumer's application for credit, and the consumer makes a timely request of Client. Client may share the contents of that report with the consumer as long as it does so without charge and only after authenticating the consumer's identity
4.Data Use Restrictions. Client agrees that it will not, either directly or indirectly, itself or through any agent or third party, without the prior written consent of Experian, request, compile, store, maintain. resell or use the Services (including any of the information contained in the Services) to build its own credit reporting database. Client shall be solely responsible for assuring the secure and confidential manner in which it stores, delivers and transmits Services to its authorized employee users. Client shall, at a minimum, comply with Experian's standard access security requirements.
5.Inquiries. When accessing Services, Client certifies it will use reasonable measures lo identify consumers and will accurately provide Experian with complete identifying information about the consumer inquired upon in the form specified by Experian. Client will enter all requested Client and type code information when requesting Services. Experian may use Client's inquiry data for any purpose consistent with applicable federal, state and local laws, rules, and regulations Client will be responsible for installing the necessary equipment, software and security codes to prevent unauthorized access to an Experian database.
6.Data Contribution. If Client contributes information on its credit experience with consumers, including updates thereof, (collectively "Client Records") to Experian, Client agrees to make Client Records available to Experian at mutually agreeable times and format, in accordance with Section 623 of the FCRA. Client shall provide Client Records which are accurate to the best of its knowledge and shall promptly update and correct all known inaccurate information. Client shall provide Experian with written notice (i) if any information is disputed by a consumer, (ii) if the consumer closes the account, and (iii) not later than 90 days after furnishing the information, of the date of the commencement or the delinquency of an account which is placed for collection. Client shall bear the expense of preparing and delivering Client's Records to Experian. Experian may incorporate, at Experian's expense, Client Records into its credit reporting system Information, once incorporated and merged with other contributed data, will be Experian's exclusive property. Client shall retain ownership in information used to compile its Client Records. At Experian's request, Client will promptly reinvestigate and verify the accuracy of Client Records. Experian may use Client Records for any purpose consistent with applicable federal, state and local laws, rules, and regulations, provided, however, that Experian will use reasonable commercial efforts not to release a list that specifically identifies individuals as Client's customers. Where applicable, Experian and the credit reporting industry expect all data contributor.; to report collection accounts as "paid collection" transactions when they are paid. This information should not be deleted unless required by law. Although this may seem like a valuable consumer service and helps Client collect on debt, it is a disservice to credit grantors for Experian to allow the deletion of this valuable collection information For these reasons, if Client is deleting valid collection information, or charging fees to delete information, or both, Experian reserves the right to terminate this Agreement immediately and remove Client Records from Experian's credit reporting system.
7.Third Party Processors. In the event Client chooses to use a third party to perform certain data processing or model building services, the parties understand and acknowledge that the third party shall be acting on behalf of Client. Client will cause the third party to (i) handle, process, and possess all Experian provided data in accordance with this Agreement, and (ii) sign a Third Party Processor Undertaking form Client shall provide Experian with the appropriate mailing instructions at least ten (10) days prior to the requested shipment date.
ALL CLIENTS MUST COMPLETE THIS SECTION
8.    Point of Sale Certification. In compliance with Section 1785.14(a) of the California Civil Code, Client certifies to Experian that (i) Client ☐ IS ☒ IS NOT a retail seller, as defined in Section 1802.3 of the California Civil Code ("Retail Seller") and issues credit to consumers who appear in person on the basis of applications for credit submitted in person ("Point of Sale"); (ii) if Client is a Retail Seller who issues Point of Sale credit, Client will instruct its employees and agents to inspect a photo identification of the consumer at the time an application is submitted in person, and (iii) it will only use the appropriate subscriber code number designated by Experian for accessing consumer reports for California Point of Sale credit transactions conducted by Retail Seller. Client shall notify Experian within 24 hours of any change in Client's status as a Retail Seller.

This Schedule, together with the applicable pricing document and the Agreement as amended herein constitutes the entire agreement between the parties with respect to the Services provided hereunder and supersedes all prior proposals and agreements, both written and oral, and all other written and oral communications between the parties.

Experian Information Solutions, Inc.		Elevate Credit Service, LLC

By:	/s/ Katie Muzik	By:	/s/ Jason Harvison

Name:	Katie Muzik	Name:	Jason Harvison

Title:	Membership Specialist Senior	Title:	Chief Product Officer

Schedule Effective Date: 7/30/14